Exhibit 10.3

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”) dated as of April 30, 2017, by and among Affinitas GmbH, a German limited company (“Riesling”), Blitz 17-655 SE, a European stock corporation (Societal Europaea, SE) organized and existing under the laws of, and with corporate seat in, the Federal Republic of Germany (“New Parent”), Spark Networks, Inc., a Delaware corporation (“Chardonnay”), and all stockholders of Riesling (collectively, the “Stockholders” and each a “Stockholder”).

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act1) of the shares (Geschäftsanteile) of Riesling (the “Riesling Shares”) set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Riesling Shares Owned” (together with any additional shares of capital stock of Riesling that become beneficially owned by such Stockholder after the date of this Agreement, the “Subject Riesling Shares”);

WHEREAS, as of the date hereof, Riesling is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all 120,000 ordinary no-par value registered shares (auf den Namen lautende Stiickaktien) of New Parent with a notional value of EUR 1.00 each (each such share a “New Parent Ordinary Share” and, the existing New Parent Ordinary Shares, the “Original New Parent Ordinary Shares”);

WHEREAS, after the notarization of this Agreement, New Parent, Riesling, Chardonnay Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Chardonnay will enter into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Merger Sub with and into Chardonnay, with Chardonnay continuing as the surviving corporation (the “Merger” and the time at which the Merger becomes effective, the “Merger Effective Time”) with Chardonnay becoming a wholly-owned subsidiary of New Parent and the former Chardonnay stockholders receiving New Parent ADSs representing New Parent Ordinary Shares (the “Merger Consideration New Parent Ordinary Shares”) in exchange for their Chardonnay shares in connection with the Merger;

WHEREAS, in the context of the Merger, it is intended that the Stockholders will acquire, and be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, the Original New Parent Ordinary Shares set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Acquired Original New Parent Ordinary Shares” (the “Acquisition of New Parent”) with effect as of, or immediately prior to, the Merger Effective Time.

[1]	A “beneficial owner” of a security under Rule 13d-3 is a person who “directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.”

WHEREAS, in the context of the Merger, it is further intended that the Stockholders will contribute and transfer their Subject Riesling Shares to New Parent (the “Contribution”) with effect immediately prior to the Merger Effective Time (at a time when there remain no other conditions to the closing of the Merger) in exchange for (i) New Parent Ordinary Shares (or New Parent ADSs representing such New Parent Ordinary Shares, respectively) (the “Contribution Consideration New Parent Ordinary Shares” and, together with the Original New Parent Ordinary Shares, the “Subject New Parent Ordinary Shares”) and (ii) a claim for a payment in cash by New Parent to the respective Stockholders (each a “Payment Claim”) (such exchange the “Exchange”);

WHEREAS, based on the assumption that 10 New Parent ADSs will represent 1 New Parent Ordinary Share, it is intended that the total number of New Parent Ordinary Shares existing after the implementation of the Merger and the Exchange shall be

(a) a number of 1,293,148 New Parent Ordinary Shares consisting of (i) a proposed total number of 323,287 Merger Consideration New Parent Shares to be issued in exchange for the currently existing Chardonnay shares (including existing restricted Chardonnay stock and existing Chardonnay RSUs to be settled in the context of the Merger, but excluding existing options for Chardonnay shares), (ii) a proposed total number of 849,861 Contribution Consideration New Parent Ordinary Shares and (iii) 120,000 Original New Parent Ordinary Shares; plus

(b) such additional number of New Parent Ordinary Shares as required to be issued in relation to, or as a reserve for, existing options for Chardonnay shares;

WHEREAS, the agreement between the Stockholders and New Parent (the “Contribution Agreement”) regarding the Contribution constitutes a so-called post-formation (Nachgrundung) pursuant to Section 52 of the German Stock Corporation Act, and such Contribution Agreement needs to be registered with the commercial register (Handelsregister) of New Parent in order to become effective;

WHEREAS, in the context of the Merger, it is intended to cancel the shareholders’ agreement at Riesling, dated as of May 3/4, 2013, by and among the Stockholders (as it may be amended from time to time and together with any other shareholders agreements at Riesling among the Stockholders entered into prior to this Agreement, the “Shareholders’ Agreements”) with effect as of no later than the consummation of the Exchange (the “Cancellation of Shareholders’ Agreements”);

WHEREAS, in order to induce Riesling, New Parent, Merger Sub and Chardonnay to enter into the Merger Agreement, the Stockholders have each agreed to enter into this Agreement and abide by the covenants and obligations with respect to the Subject Riesling Shares and the Subject New Parent Ordinary Shares set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

AGREEMENTS OF STOCKHOLDERS

Section 1.1 Obligation to Exchange Riesling Shares; Obligation to Acquire New Parent; Obligation to Cancel Shareholders’ Agreements.

(a) Each Stockholder hereby irrevocably undertakes to effect the Contribution by contributing (einbringen) and transferring (übertragen) all of such Stockholder’s Subject Riesling Shares to New Parent, with effect immediately prior to the Merger Effective Time (at a time when there remain no other conditions to the closing of the Merger), in exchange for:

(i) the Contribution Consideration New Parent Ordinary Shares to be issued by way of a capital increase in kind (the “Capital Increase”) at New Parent and

(ii) the Payment Claims;

and subscribe to a respective number of Contribution Consideration New Parent Ordinary Shares provided in each case that (x) each Stockholder shall receive under the Exchange, and subscribe to, the number of Contribution Consideration New Parent Ordinary Shares set forth opposite such Stockholder’s name on Schedule A hereto under the column “Number of Contribution Consideration New Parent Ordinary Shares” and (y) the amount of the Payment Claim each Stockholder shall receive under the Exchange shall equal the amount set forth opposite such Stockholder’s name on Schedule A hereto under the column “Amount of Payment Claim”.

(b) Each Stockholder further agrees to enter into any agreement from time to time presented to such Stockholder by Riesling or New Parent in connection with or otherwise required to consummate the Exchange, including the Contribution Agreement and a lock-up agreement relating to sales and certain other dispositions of New Parent Ordinary Shares or certain other securities between certain shareholders of Chardonnay and Riesling (the “Lock-up Agreement”). The Contribution of the Subject Riesling Shares is not effected by this Agreement but rather by the Contribution Agreement between each Stockholder and New Parent after the date hereof in the form approved by New Parent in its reasonable discretion and subject to the approval by Chardonnay (not unreasonably withheld, conditioned or delayed).

(c) Each Stockholder hereby irrevocably further undertakes to effect the Acquisition of New Parent by purchasing the Original New Parent Ordinary Shares from Riesling with effect as of (or immediately prior to) the Merger Effective Time for a pro rata purchase price per Original New Parent Ordinary Share equal to the pro rata initial purchase price paid by Riesling. The Acquisition of New Parent is not effected by this Agreement but rather by a separate agreement between each Stockholder and Riesling after the date hereof in the form approved by Riesling in its reasonable discretion and subject to the approval by Chardonnay (not unreasonably withheld, conditioned or delayed).

(d) Each Stockholder hereby irrevocably further undertakes to effect the Cancellation of Shareholders’ Agreements with effect as of no later than the consummation of the Exchange. The Cancellation of Shareholders’ Agreement is not effected by this Agreement but rather by a separate agreement between each Stockholder and Riesling after the date hereof in the form approved by Riesling in its sole discretion.

(e) The above undertakings by each Stockholder are made in each case vis-à- vis Riesling, Chardonnay and the other Stockholders, but not vis-à-vis New Parent.

Section 1.2 Voting of Subject New Parent Ordinary Shares; Subscription Certificates; Voting of Subject Riesling Shares.

(a) To the extent each Stockholder is the legal owner of Subject New Parent Ordinary Shares on the date of the resolutions on the measures listed below, each Stockholder agrees and commits to vote (or cause the holder of record of the Subject New Parent Ordinary Shares on any applicable record date to vote), in person or by proxy, all Subject New Parent Ordinary Shares in connection with any meeting of the stockholders of New Parent (including any adjournment or postponement thereof) or any action by written consent in lieu of a meeting of stockholders of New Parent in favor of any proposal:

(i) for:

(A) the approval of the Contribution Agreement pursuant to Section 52 of the German Stock Corporation Act;

(B) the Capital Increase and the issuance of New Parent Ordinary Shares to the Stockholders as consideration for the Contribution;

(C) the further capital increase in kind at New Parent and the issuance of New Parent Ordinary Shares required for the further implementation of the Merger;

(D) the listing of the New Parent Ordinary Shares on the NYSE MKT LLC (including by way of American Depositary Shares and/or American Depositary Receipts (collectively, the “ADR Program”)) or any other U.S. national securities exchange agreed to by the parties to the Merger Agreement;

(E) taking any other action necessary to effect the Contribution or the Merger in accordance with its terms and subject to its conditions, or establish the ADR Program;

(F) adopting the Articles of Association of New Parent, in substantially the same form attached hereto as Exhibit A and the bylaws (Geschäftsordnungen) of New Parent, in substantially the same form attached hereto as Exhibit B;

(G) appointing the persons set forth on Schedule B hereto to the board (Verwaltungsrat) of New Parent (including, in each case, any proposal to adjourn or postpone a meeting of the stockholders of New Parent to a later date if there are not sufficient votes to approve the applicable action on the date on which the meeting is held);

(H) all measures regarding the final capitalization of New Parent, such as but not limited to, contingent capital (bedingtes Kapital), if any, authorized capital (genehmigtes Kapital), authorization to purchase and use treasury shares and/or authorization to issue bonds and/or warrants (including the right to conversion), if any; and

(ii) against:

(A) any action that would result in a liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of New Parent; or

(B) any action, proposal, transaction or agreement involving New Parent or any of its subsidiaries that would reasonably be expected to prevent, interfere with or delay the consummation of the actions contemplated by clauses (i) and (ii)(A) above and the other transactions contemplated by the Merger Agreement or that would otherwise be inconsistent with the Merger and the other transactions contemplated by the Merger Agreement and this Agreement (in particular, the Contribution and the Capital Increase), and in connection therewith, such Stockholder agrees to execute any documents that are necessary or appropriate in order to effectuate the foregoing (including the execution of subscription certificates (Zeichnungsscheine) regarding the subscription of New Parent Ordinary Shares to be issued under the Capital Increase to each Stockholder).

Such Stockholder shall (or shall cause the holder of record of any Subject New Parent Ordinary Shares on any applicable record date to) be present (in person or by proxy) at any meeting of stockholders of New Parent (including any adjournment or postponement thereof) called to approve the actions contemplated by clauses (i) and (ii) above or otherwise cause the Subject New Parent Ordinary Shares to be counted as present thereat for purposes of establishing a quorum.

(b) Each Stockholder further agrees and commits to take all reasonable actions necessary to cause Riesling to implement the Merger in accordance with its terms and subject to its conditions agreed by Riesling and New Parent under the Merger Agreement (including, but not limited to, by Riesling’s voting in one or several stockholders’ meetings of New Parent on the subject matters and in the manner as specified in Section 1.2(a) (to the extent Riesling is owner of the Original New Parent Ordinary Shares)) and to vote (or cause the holder of record of the Subject Riesling Shares on any applicable record date to vote), in person or by proxy, all Subject Riesling Shares in connection with any meeting of the stockholders of Riesling (including any adjournment or postponement thereof) or any action by written consent in lieu of a meeting of stockholders of Riesling in favor of any proposal regarding the implementation of the Merger and all agreements and measures necessary and/or appropriate for the implementation of the Merger, in particular, the conclusion and implementation of the Contribution Agreement and the Lock-up Agreement including the consent to the transfer of the Riesling Shares to New Parent by way of the Contribution.

(c) For the avoidance of doubt, the undertakings in Section 1.2(a) and Section 1.2(b) have the sole purpose of implementing the Merger and the Riesling Share Exchange. They shall not constitute a shareholders’ agreement beyond the implementation of the Merger and the Riesling Share Exchange.

Section 1.3 No Transfers; No Inconsistent Arrangements.

(a) Except as provided hereunder, each Stockholder agrees not to, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to, agree to or permit any such transfer of, any or all of the Subject Riesling Shares or the Subject New Parent Ordinary Shares or any interest therein (except for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations where the transferee or third party agrees in writing to be bound by the terms hereof), or create or permit to exist any liens, proxies, voting trusts or agreements, options, rights, liabilities, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a Stockholder in respect of the Subject Riesling Shares or the Subject New Parent Ordinary Shares (collectively, “Encumbrances”) that would prevent such Stockholder from voting the Subject Riesling Shares and the Subject New Parent Ordinary Shares in accordance with this Agreement or from complying with its other obligations under this Agreement, other than any restrictions imposed by applicable law on any Subject Riesling Shares and Subject New Parent Ordinary Shares; (ii) enter into any contract, option or other agreement, arrangement or understanding inconsistent with the terms of this Agreement with respect to any transfer of Subject Riesling Shares or Subject New Parent Ordinary Shares or any interest therein; (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Riesling Shares or Subject New Parent Ordinary Shares relating to the subject matter hereof; (iv) deposit or permit the deposit of the Subject Riesling Shares or the Subject New Parent Ordinary Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Riesling Shares or the Subject New Parent Ordinary Shares, as applicable; or (v) take or permit any other action that would reasonably be expected to in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby (any of the actions set forth in clauses (i) through (v) above, and any conversion, exchange or other disposition of the Subject Riesling Shares or the Subject New Parent Ordinary Shares in a transaction related to a Chardonnay Acquisition Proposal being referred to in this Agreement as a “Transfer”). Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Riesling Shares or the Subject New Parent Ordinary Shares shall occur, the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Subject Riesling Shares or Subject New Parent Ordinary Shares, as applicable, subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

(b) Section 1.3(a) applies mutatis mutandis to the Original New Parent Ordinary Shares with a corresponding undertaking of Riesling.

Section 1.4 Documentation and Information. Each Stockholder (i) consents to and authorizes the publication and disclosure by New Parent, Riesling, Merger Sub or Chardonnay of such Stockholder’s identity and holding of the Subject Riesling Shares and the Subject New Parent Ordinary Shares, and the nature of its commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees to give to New Parent as promptly as practicable any information related to the foregoing that New Parent may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees to notify New Parent as promptly as practicable of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

Section 1.5 Changes to Subject Shares. Each Stockholder agrees that all Riesling Shares and New Parent Ordinary Shares (or other shares of capital stock of New Parent entitled to vote on the Merger Agreement and Merger) that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute “Subject Riesling Shares” or “Subject New Parent Ordinary Shares” (as applicable) for all purposes of this Agreement. In the event of any share dividend or distribution, or any change to the Subject Riesling Shares or the Subject New Parent Ordinary Shares by reason of any share dividend or distribution, split-up, recapitalization, combination, or any other similar transaction, the term “Subject Riesling Shares” or “Subject New Parent Ordinary Shares” (as applicable) as used in this Agreement shall be deemed to refer to and include the Subject Riesling Shares or the Subject New Parent Ordinary Shares (as applicable) and all such share dividends and distributions and any securities into which or for which any or all of the Subject Riesling Shares or the Subject New Parent Ordinary Shares (as applicable) may be changed or exchanged or which are received in the relevant transaction. Each Stockholder hereby agrees, while this Agreement is in effect, to notify New Parent promptly in writing of the number and description of any additional Subject Riesling Shares or the Subject New Parent Ordinary Shares of which such Stockholder acquires beneficial ownership or ownership of record.

Section 1.6 Stockholder Representations and Warranties. Each Stockholder represents and warrants to New Parent, Riesling and Chardonnay, severally but not jointly, as follows:

(a) Such Stockholder as of the date hereof and until the consummation of the Contribution (i) is the sole owner of, and has good title to, such Stockholder’s Subject Riesling Shares, free and clear of all Encumbrances; (ii) does not own, of record or beneficially, any shares of capital stock of Riesling (or rights to acquire any such shares) other than the Subject Riesling Shares and shares underlying the Riesling options; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable federal or state securities laws and the terms of this Agreement. As of the date hereof, such Stockholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Subject Riesling Shares set forth opposite such Stockholder’s name on Schedule A hereto, and does not own any other shares of capital stock of Riesling. Each Stockholders’ Subject Riesling Shares are and, at the time of the consummation of the Contribution, will be, duly authorized and validly issued, fully paid-in and non-assessable.

(b) This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of each of New Parent, Riesling and Chardonnay, constitutes a legal, valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation of any kind to which such Stockholder is a party or by which the Subject Riesling Shares are bound; or (ii) violate, or require any consent, approval, or notice under any provision of any judgment, order or decree or other legal requirement applicable to such Stockholder or any of the Subject Riesling Shares.

(d) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports (or amendments thereto) with the SEC.

(e) Such Stockholder understands and acknowledges that each of the parties to the Merger Agreement are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties and covenants of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

(f) Such Stockholder has no present plan or intention to sell, exchange, or otherwise dispose of the Contribution Consideration New Parent Ordinary Shares, including a transfer to creditors of such Stockholder.

(g) Such Stockholder is not a U.S. Person (as defined in Regulation S under the Securities Act (“Regulation S”)) and did not receive or execute this Agreement in the United States.

Section 1.7 Riesling and New Parent Representations and Warranties. Riesling and New Parent jointly and severally represent and warrant to Chardonnay and the Stockholders, as follows:

(a) Riesling as of the date hereof and until the consummation of the Acquisition of New Parent (i) is the sole owner of, and has good title to, the Original New Parent Ordinary Shares, free and clear of all Encumbrances; (ii) does not own, of record or beneficially, any shares of capital stock of New Parent (or rights to acquire any such shares) other than the Original New Parent Shares; and (iii) has the sole right to vote and dispose of, and holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable federal or state securities laws and the terms of this Agreement. As of the date hereof, Riesling is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the Original

New Parent Shares, and does not own any other shares of capital stock of New Parent. The Original New Parent Shares are and, at the time of the consummation of the Acquisition of New Parent, will be, duly authorized and validly issued, fully paid-in and non-assessable.

(b) This Agreement has been duly and validly executed and delivered by New Parent and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, Riesling and Chardonnay, constitutes a legal, valid and binding agreement of New Parent enforceable against New Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(c) Neither New Parent nor any of its Affiliates, nor any person acting on its or their behalf, has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) in connection with the transactions contemplated by this Agreement, the Merger Agreement, or with respect to the shares of New Parent and they will comply with the offering restrictions of such regulation. “Affiliate” means with respect to any person, any other person controlling, controlled by, or under common control with such person. As used in this definition, “control” (including “controlled by”, or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person whether through the ownership of voting securities, by contract or otherwise.

(d) New Parent is a “foreign private issuer” (as such term is defined in the rules and regulations of the Securities Act).

(e) Neither New Parent nor any of its Affiliates, nor any person acting on behalf of any of them will, directly or indirectly, make offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, which is or would be integrated under the transfer of the Subject Riesling Shares or the Subject New Parent Ordinary Shares in a manner that would require the registration of any of the Subject Riesling Shares or the Subject New Parent Ordinary Shares under the Securities Act.

Section 1.8 Non-Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

ARTICLE II

MISCELLANEOUS

Section 2.1 Termination. This Agreement shall terminate in its entirety upon the termination of the Merger Agreement in accordance with its terms. The provisions of this Article II (Miscellaneous) shall survive any termination of this Agreement. In the event of termination of this Agreement, this Agreement shall, subject to the immediately preceding sentence, become void and of no effect with no liability on the part of any party hereto; provided, however, that the termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement occurring prior to such termination.

Section 2.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or e-mail transmission, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to any Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto;

and

(ii) if to New Parent:

Blitz 17-655 SE

Kohlfurter Strasse 41/43

10999 Berlin, Germany

Telephone: +49 30 868 00 131

Fax:    +49 30 868 00 220

Attention: Jeronimo Folgueira

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Fax: +1 212 530 5219

Attention: Norbert Rieger and Scott Golenbock

or to such other persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the person entitled to receive such communication as provided above.

(iii) or if to Chardonnay

Spark Networks Inc.

11150 Santa Monica Blvd, Suite 600

Los Angeles, CA 90025, USA

Telephone: +1 310 893 05 50

Fax: + 1 866 567 99 33

Attention: CEO/CFO

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Telephone: (415) 268-7096

Fax: (415) 276-7147

Attention: Murray A. Indick

or to such other persons, addresses or facsimile numbers as may be designated in writing to each other party hereto by the person entitled to receive such communication as provided above.

Section 2.3 Amendments; Waivers; Extensions.

(a) This Agreement may not be amended except by an instrument notarized by a German notary, or if such form is permitted by applicable law, in writing signed on behalf of the parties hereto holding together at least 80% of the Riesling Shares, but in any event not without the consent of the Investors, if and to the extent the amendment does not have unilateral disadvantages for any non-consenting parties. “Investors” shall mean Holtzbrinck Ventures NM GmbH, Rocket Internet SE (formerly: Rocket Internet GmbH), VC Fonds Technologie Berlin GmbH, PDV Inter-Media Venture GmbH, Mwide Net GmbH (formerly: Mwide Net Unternehmergesellschaft (haftungsbeschrankt)) and Mercutio GmbH.

(b) At any time prior to the Merger Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by a duly authorized officer on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 2.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

Section 2.5 Binding Effect; Benefit; Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of a legal requirement or otherwise) without the prior written consent of the other parties hereto, except that the Agreement may be assigned by New Parent, Riesling or Chardonnay to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 2.6 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction). The implementation of the Exchange by contribution and transfer of Riesling Share to New Parent shall be governed by, and construed in accordance with, the substantive Law of Germany (deutsches Sachrecht — Sachnormverweisung), for the avoidance of doubt excluding the UN Convention on Contracts for the International Sale of Goods (CISG).

Section 2.7 Venue; Waiver of Jury Trial.

(a) Each party hereby submits to the nonexclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 2.7 shall affect the right of any party to serve legal process in any other manner permitted by law, (b) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each party hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 2.7.

Section 2.8 Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to, and does not, confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

Section 2.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 2.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breach party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third-party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction, restraining such breach or threatened breach. No party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 2.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 2.11 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 2.12 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or Section of, or an Annex or Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or any agreement or instrument that is referred to herein means such statute, agreement or instrument as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

AFFINITAS GMBH

By:	/s/ Jeronimo F. Folgueira
Name:	Jeronimo Folgueira,
Title:	Chief Executive Officer

By:	/s/ Michael Schrezenmaier
Name:	Michael Schrezenmaier
Title:	Managing Director

BLITZ 17-655 SE

By:	/s/ Michael Schrezenmaier
Name:	Michael Schrezenmaier
Title:	Chief Executive Officer

SPARK NETWORKS, INC.

By:	/s/ Robert O’Hare
Name:	Robert O’Hare
Title:	Chief Executive Officer